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Exhibit 10.1

         EXCHANGE AGREEMENT

DATED AS OF SEPTEMBER 24, 2004

AMONG

SECURITY CAPITAL PREFERRED GROWTH INCORPORATED,

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

AND

AIMCO PROPERTIES, L.P.

i

	4.1	Class W Preferred Articles Supplementary	9
	4.2	Representations and Warranties	9
	4.3	Performance	9
	4.4	No Material Adverse Change	9
	4.5	Opinion of Company Counsel	9
	4.6	Limited Waiver of Ownership Limitations	9
	4.7	Amendment to Operating Partnership Agreement	9
	4.8	Officer's Certificate	9
	4.9	Proceedings	10
	4.10	No Injunction	10
V.	CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING		10
	5.1	Representations and Warranties	10
	5.2	Performance	10
	5.3	Amendment to Operating Partnership Agreement	10
	5.4	No Injunction	10
	5.5	Release by Investor	11
VI.	COVENANTS		11
	6.1	Filing of Exchange Act Reports	11
	6.2	Consultation and Related Rights	11
	6.3	Maintenance of REIT Status	12
	6.4	Change of Control	13
	6.5	Fixed Charge Coverage; Limitation on Issuance of Additional Preferred Shares and Indebtedness	14
	6.6	No Public Disclosure	15
	6.7	Participation Rights	15
	6.8	Favorable Treatment	16
	6.9	Ownership Restriction	17
	6.10	Listing of Common Shares	17
	6.11	Operating Partnership Securities	17
	6.12	Additional Class W Preferred Shares	17
	6.13	Parity Stock	17
VII.	MISCELLANEOUS		18
	7.1	Survival of Warranties and Covenants	18
	7.2	Successors and Assigns	18

7.3	Acknowledgment	18
7.4	Governing Law	18
7.5	Counterparts	18
7.6	Titles and Subtitles	18
7.7	Notices	19
7.8	Finder's Fees	19
7.9	Expenses	20
7.10	Amendments and Waivers	20
7.11	Severability	20
7.12	Entire Agreement	20

EXHIBITS

Exhibit A	Class W Preferred Articles Supplementary
Exhibit B-1	Form of Opinion of Company Counsel
Exhibit B-2	Form of Tax Opinion of Company Counsel
Exhibit C	Form of Opinion of Piper Rudnick LLP
Exhibit D	Form of Resolution
Exhibit E	Form of Release
Exhibit F	Form of Fixed Charge Coverage Calculation
Exhibit G	Form of Fixed Charge Coverage Certificate

EXCHANGE AGREEMENT

        This EXCHANGE AGREEMENT (this "Agreement") is made as of the 24th day of September, 2004 by and among Apartment Investment and Management Company, a Maryland corporation (the "Company"), AIMCO Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), and Security Capital Preferred Growth Incorporated, a Maryland corporation (the "Investor").

WITNESSETH

        WHEREAS, the Company has previously issued and sold to the Investor, and the Investor has previously purchased from the Company, 1,904,762 shares of Class O Cumulative Convertible Preferred Stock, $.01 par value per share, of the Company (the "Class O Preferred Shares"); and

        WHEREAS, the Company has authorized the issuance of 1,904,762 shares of a new class of preferred stock, par value $.01 per share, designated as "Class W Cumulative Convertible Preferred Stock" (the "Class W Preferred Shares"), the terms of which shall be as set forth in the Class W Articles Supplementary (the "Class W Preferred Articles Supplementary") in substantially the form of Exhibit A hereto, in accordance with and subject to the terms and conditions set forth herein; and

        WHEREAS, the Company desires to issue, and the Investor desires to acquire, the Class W Preferred Shares in exchange for the Class O Preferred Shares, in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by Section 3(a)(9) thereunder, on the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties hereby agree as follows:

I.     PURCHASE AND SALE OF SHARES.

  1.1   Exchange of Shares.

        (a)   The Company shall adopt and file with the State Department of Assessments and Taxation of Maryland (the "SDAT") on or before the Closing Date (as defined below) the Class W Preferred Articles Supplementary.

        (b)   Subject to the terms and conditions of this Agreement, the Company agrees to issue to the Investor (or one or more of its affiliates) and the Investor (either directly or through one or more of its affiliates) agrees to acquire from the Company at the Closing (as defined below), 1,904,762 Class W Preferred Shares in exchange for the 1,904,762 issued and outstanding Class O Preferred Shares held by the Investor, in a transaction exempt from registration under the Securities Act by Section 3(a)(9) of the Securities Act.

  1.2   Closing.

        The closing (the "Closing") of the purchase and sale of the Class W Preferred Shares shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 190 South LaSalle Street, Chicago, Illinois 60603 at 9:00 a.m., Chicago time, on September 30, 2004, or at such other location, date and time as may be agreed upon by the Company and the Investor (such date and time being hereinafter referred to as the "Closing Date"). At the Closing, (a) the Company shall (i) issue and deliver to the Investor a stock certificate or certificates in definitive form, registered in the name of the Investor, representing the Class W Preferred Shares being acquired by the Investor hereunder and (ii) shall pay an amount equal to all accrued and unpaid dividends, whether or not declared, to and including the date of Closing, on the Class O Preferred Shares in immediately available funds and (b) the Investor shall deliver to the Company, certificates evidencing the Class O Preferred Shares held by the Investor, endorsed in blank or accompanied by duly executed stock powers in exchange for the certificates evidencing the Class W Preferred Shares.

II.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        Each of the Company and the Operating Partnership represents and warrants, as of the date of this Agreement and as of the Closing Date, that:

  2.1   Organization, Good Standing and Qualification.

        (a)   The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland with full power and authority to own, lease and operate its properties and conduct its business as now being conducted, and has been duly qualified to transact business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to so qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any material adverse effect on the operations, assets, business, affairs, properties, or financial condition of the Company and its subsidiaries taken as a whole or any event or condition that would materially impair the Company's ability to perform its obligations under this Agreement.

        (b)   The Operating Partnership has been duly formed and is validly existing as a limited partnership in good standing under the Delaware Revised Uniform Limited Partnership Act with partnership power and authority to own, lease and operate its properties and conduct its business as now being conducted and has been duly qualified to transact business and is in good standing under the laws of each jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

        (c)   Each subsidiary of the Company that constitutes a "significant subsidiary" (the "Subsidiaries") as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "Commission") has been duly organized or formed and is validly existing and in good standing under the laws of their respective jurisdictions of incorporation or formation and has full power and authority to own, lease and operate its properties and to conduct its business as now being conducted, and each Subsidiary has been duly qualified to transact business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be in good standing or to so qualify would not have a Material Adverse Effect. None of the Company's other subsidiaries individually or in the aggregate constitute a "Significant Subsidiary" as defined in Rule 1-02 of Regulation S-X.

  2.2   Power, Authority and Enforceability.

        (a)   The Company has all requisite power and authority, and, prior to the Closing Date, shall have taken all required action necessary, to execute, deliver and perform this Agreement and to issue the Class W Preferred Shares as herein provided.

        (b)   This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

  2.3   Capitalization.

        Subject to the Company's adoption of the Class W Preferred Articles Supplementary and the adoption of Articles Supplementary relating to the Company's Class V Cumulative Preferred Stock, the authorized capital stock of the Company consists of (a) 436,962,738 shares of the Company's Class A

Common Stock, par value $.01 per share (the "Common Stock"); and (b) 73,624,762 shares of the Company's Preferred Stock, par value $.01 per share. All of the issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and are nonassessable.

  2.4   Valid Issuance of Shares.

        The Class W Preferred Shares which are being acquired by the Investor hereunder, when issued, sold and delivered in accordance with the terms hereof in exchange for the Class O Preferred Shares, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws. The shares of Common Stock issuable upon the conversion of the Class W Preferred Shares (the "Common Shares") issued hereunder will be duly and validly reserved for such issuance (based upon the initial conversion price thereof) and, when issued upon such conversion in accordance with the Class W Preferred Articles Supplementary, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws.

  2.5   Compliance with Other Instruments.

        The execution, delivery and performance of this Agreement by the Company and the Operating Partnership and the consummation by the Company and the Operating Partnership of the transactions contemplated hereby do not (i) result in a violation of the Company's Charter, as amended to date (the "Charter"), or the Company's Amended and Restated Bylaws, as amended to date (the "Bylaws"), (ii) subject to the effectiveness of the amendment referred to in Sections 4.7 and 5.3, result in a violation of the Operating Partnership's Agreement of Limited Partnership, or (iii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company, any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect or impair the Company's ability to perform in all material respects its obligations under this Agreement).

  2.6   Exchange Exempt Under the Securities Act.

        Assuming the accuracy of the Investor's representation in Section 3.5 hereof, the exchange of the Class W Preferred Shares for the Class O Preferred Shares as contemplated by this Agreement is exempt from registration under the Securities Act in reliance upon Section 3(a)(9) of the Securities Act.

  2.7   Financial Statements.

        The financial statements and supporting schedules included in the Company's periodic filings filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are complete and correct in all material respects and present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates specified and the consolidated results of their operations for the periods specified; such financial statements were prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved, except as indicated therein or in the notes thereto.

  2.8   Exchange Act Compliance.

        The Company has timely filed all documents required to be filed with the Commission pursuant to the Securities Act and the Exchange Act. All such documents, when so filed, complied in form and substance with such acts and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  2.9   No Material Adverse Changes.

        Since the date that the Company filed its most recent annual report on Form 10-K pursuant to the Exchange Act, except as stated in, or contemplated by, such annual report or by any other report filed by the Company under the Exchange Act since such date through the date hereof (collectively, the "Exchange Act Reports") or this Agreement: (i) there has been no material adverse change in the business, operations or financial condition, of the Company and its Subsidiaries considered as one enterprise, or in the earnings or the ability to continue to conduct business in the usual and ordinary course of the Company and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business; (ii) except for the transactions contemplated by this Agreement or disclosed in the Exchange Act Reports, there has been no material transaction entered into by the Company or any of its Subsidiaries other than (a) transactions in the ordinary course of business or (b) transactions which are not material in relation to the Company and its Subsidiaries considered as one enterprise; (iii) there have not been any changes in the capital stock (except as set forth in Section 2.3) or any material increases in the debt of the Company or any of its Subsidiaries; and (iv) there has been no actual or, to the knowledge of the Company, threatened revocation of, or default under, any material contract to which the Company, the Operating Partnership or any other of the Company's subsidiaries is a party, which could reasonably be expected to result in a Material Adverse Effect.

  2.10 Litigation.

        Except as set forth in any Exchange Act Report, there is no action, suit or proceeding (whether or not purportedly on behalf of the Company or any of its Subsidiaries) before or by any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, which either alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect or materially impair the Company's consummation of the transactions contemplated by this Agreement or the compliance by the Company with the terms, conditions and provisions of the Class W Preferred Shares.

  2.11 Title to Properties; Leasehold Interests.

        (a)   Except as disclosed in the Exchange Act Reports, or except to the extent that the inaccuracy of any of the following, either individually or in the aggregate, would not have a Material Adverse Effect: (i) the Company, through one or more Subsidiaries, has good and marketable title to all real properties and all other assets that are required for the effective operation of the Company's business in the manner in which they currently are operated, in each case, subject only to Permitted Exceptions (as herein defined); (ii) all leases under which the Company, or any of its Subsidiaries leases any property that is material to the business of the Company and its Subsidiaries taken as a whole is in full force and effect, and neither the Company nor any such Subsidiary is in default in any material respect of any of the terms or provisions of any of such leases and to the Company's knowledge no claim has been asserted by anyone adverse to any such entity's rights as lessee under any of such leases, or affecting or questioning any such entity's right to the continued possession or use of the properties under any such leases or asserting a default under any such leases; and (iii) all liens, charges or encumbrances on or affecting any of the property and assets of the Company and its Subsidiaries which are required to be disclosed in the Company's periodic reports filed pursuant to Exchange Act are disclosed therein.

        (b)   As used in this Agreement, "Permitted Exceptions" means: (i) real estate taxes and assessments not yet delinquent; (ii) covenants, restrictions, easements and other similar agreements, provided that the same are not violated in any material respect by existing improvements or the current use and operation of the Company's or any Subsidiary's property; (iii) zoning laws, ordinances and regulations, building codes, rules and other governmental laws, regulations, rules and orders affecting any of the Company's or any Subsidiary's property, provided that the same are not violated in any material respect by existing improvements or the current use and operation of such property; (iv) any imperfection of title which does not materially and adversely affect the current use, operation or enjoyment of any of the Company's or any Subsidiary's real property and does not render title to such real property unmarketable or uninsurable and does not materially impair the value of such property; and (v) mortgage financing disclosed in any Exchange Act Report.

  2.12 Environmental Compliance.

        (a)   Except as disclosed in any Exchange Act Report, the Company and each of its Subsidiaries has complied and is in compliance in all material respects with all Environmental Statutes (as hereinafter defined), except where noncompliance would not reasonably be expected to have a Material Adverse Effect.

        (b)   Neither the Company nor any of its Subsidiaries intends to use any real property owned or occupied by any such party for the purpose of handling, burying, storing, retaining, refining, transporting, processing, manufacturing, generating, producing, spilling, seeping, leaking, escaping, leaching, pumping, pouring, emitting, emptying, discharging, injecting, dumping, transferring or otherwise disposing of or dealing with Hazardous Materials (except as may be incidental to the ordinary use of such property by the Company and its Subsidiaries consistent with past practice).

        (c)   Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is aware of any seepage, leak, escape, leach, discharge, injection, release, emission, spill, pumping, pouring, emptying or dumping of Hazardous Materials into waters on or adjacent to any real property owned or occupied by any such party, or onto lands from which Hazardous Materials might reasonably be expected to seep, flow or drain into such waters.

        (d)   Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company is not aware of any occurrence or circumstance that, with notice or passage of time or both, would give rise to a claim under or pursuant to any federal, state or local Environmental Statute pertaining to Hazardous Materials on or originating from any real property owned or occupied by the Company or any of its Subsidiaries arising out of the conduct of any such party, including without limitation pursuant to any Environmental Statute.

        (e)   No land owned by the Company or any of its Subsidiaries is included or to the knowledge of the Company proposed for inclusion on the National Priorities List issued pursuant to CERCLA (as hereinafter defined) by the United States Environmental Protection Agency (the "EPA") and has not otherwise been publicly identified by the EPA by notice to the Company as a potential CERCLA site or included or, to the knowledge of the Company, proposed for inclusion on any list or inventory issued pursuant to any other Environmental Statute or issued by any other Governmental Authority (as hereinafter defined).

        (f)    As used herein, "Hazardous Material" shall include without limitation any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances or related materials, asbestos or any hazardous material as defined by any federal, state or local environmental law, ordinance, rule or regulation, including without limitation the Comprehensive Environmental

Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq. ("CERCLA"), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 1801 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300F to 300j-11, and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as any of the above statutes may be amended from time to time, and in the regulations adopted and publications promulgated pursuant to each of the foregoing (individually, an "Environmental Statute") or by any federal, state or local governmental authority having or claiming jurisdiction over the properties and assets described in the Company's periodic reports filed pursuant to the Exchange Act (a "Governmental Authority").

  2.13 Taxes.

        (a)   The Company and its Subsidiaries have filed or caused to be filed all federal, state, local, foreign and other tax returns, reports, information returns and statements (except for returns, reports, information returns and statements the failure to file which will not result in any Material Adverse Effect) required to be filed by them. The Company and its Subsidiaries have paid or caused to be paid all taxes (including interest and penalties) that are shown as due and payable on such returns or claimed in writing by any taxing authority to be due and payable with respect to such returns, except those which are being contested by them in good faith by appropriate proceedings and in respect of which adequate reserves are being maintained on their books in accordance with generally accepted accounting principles consistently applied. The Company and its Subsidiaries do not have any material liabilities for taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained by it in accordance with generally accepted accounting principles consistently applied. Federal and state income tax returns for the Company and its Subsidiaries are not currently under examination or audit by the Internal Revenue Service or state authorities except that various state income tax returns of the Company and/or subsidiaries are currently under examination. No deficiency assessment with respect to or proposed adjustment of the Company's or any of its Subsidiaries' federal, state, local, foreign or other tax returns is pending or, to the best of the Company's or any of its Subsidiaries' knowledge, threatened in writing. There is no tax lien, whether imposed by any federal, state, local or other tax authority, outstanding against the assets, properties or business of the Company other than statutory liens in respect of taxes that are not delinquent. There are no applicable taxes, fees or other governmental charges payable by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the issuance by the Company of the Class W Preferred Shares or the Common Shares.

        (b)   The Company is a real estate investment trust and has qualified to be taxed as a real estate investment trust pursuant to Sections 856 through 860 of the Internal Revenue Code, as amended (the "Code"), for its taxable years ended December 31, 1994 through December 31, 2003, and the Company expects under present law to so qualify for the fiscal year ending December 31, 2004 and in the future.

  2.14 Insurance.

        The Company and its Subsidiaries each carry or is entitled to the benefits of insurance in such amounts and covering such risks as is reasonably sufficient under the circumstances or is customary in the industry and all such insurance is in full force and effect.

  2.15 Employees; ERISA.

        There is no strike or work stoppage existing or, to the knowledge of the Company, threatened against the Company or its Subsidiaries. The Company does not have any knowledge as to any intentions of any key employee or any group of employees to leave the employ of the Company where such departure would have a Material Adverse Effect. The Company is in compliance with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes, and with ERISA, except where the failure to so comply would not have a Material Adverse Effect.

  2.16 Legal Compliance.

        (a)   The Company has complied with all applicable laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees or demands of any court or administrative body, domestic or foreign, or of any other governmental agency or instrumentality, domestic or foreign, except to the extent that failure to comply would not have a Material Adverse Effect. The Company has all necessary permits, licenses and other authorizations required to conduct its business as currently conducted, and as proposed to be conducted, except where the failure to have such permits, licenses and authorizations would not have a Material Adverse Effect.

        (b)   Except as disclosed in any Exchange Act Report, there are no adverse orders, judgments, writs, injunctions, decrees or demands of any court or administrative body, domestic or foreign, or of any other governmental agency or instrumentality, domestic or foreign, outstanding against the Company which are reasonably likely to result in a Material Adverse Effect.

  2.17 Governmental Consent.

        Other than such consents, approvals, authorizations, declarations and filings as have already been obtained or made or which will be made at or prior to the Closing Date, no consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the Company is required for the valid execution and delivery of this Agreement or performance hereunder or the valid offer, issue and delivery of the Class W Preferred Shares pursuant to this Agreement and the Class W Preferred Articles Supplementary.

  2.18 Investment Company.

        The Company is not an investment company, as defined in the Investment Company Act of 1940, as amended, nor controlled by an investment company.

  2.19 Internal Controls.

        The Company for itself and on behalf of each Subsidiary maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

  2.20 Class N Preferred Stock.

        The Company has not amended the terms of the Company's Class N Convertible Cumulative Preferred Stock (the "Class N Preferred Stock") since the issuance of the Class N Preferred Stock. The

Company has not issued any securities in exchange for, or repurchased or otherwise acquired, any or all of the previously issued shares of Class N Preferred Stock.

III.  REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

        The Investor represents and warrants, as of the date of this Agreement and as of the Closing Date, that:

  3.1   Power, Authority and Enforceability.

        (a)   The Investor has the requisite power and authority, and has taken all required action necessary, to execute, deliver and perform this Agreement and to acquire the Class W Preferred Shares hereunder.

        (b)   This Agreement has been duly executed and delivered by the Investor and constitutes the legal, valid and binding obligation of the Investor enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

  3.2   Compliance with Other Instruments.

        The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby do not (i) result in a violation of the Investor's constituent documents or (ii) conflict with, or constitute a default under (or an event which with notice or lapse of time or both would become a default), or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Investor or by which any property or asset of the Investor is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not materially impair the Investor's ability to perform its obligations under this Agreement).

  3.3   Ownership Limitations.

        The Investor has received a copy of the Company's Charter and understands the restrictions on transfer and ownership of the Company's capital stock included therein related to the qualification by the Company as a real estate investment trust for federal income tax purposes pursuant to Sections 856 through 860 of the Code.

  3.4   Title to Shares.

        The Investor holds of record and owns beneficially 1,904,762 Class O Preferred Shares. As of the Closing, the Investor will hold the Class O Preferred Shares free and clear of all liens, encumbrances, claims, security interests or restrictions (other than any restrictions under applicable securities laws) and there will be no outstanding subscriptions, options, warrants, rights, contracts, understandings or agreements to purchase or otherwise acquire the Class O Preferred Shares, except for this Agreement.

  3.5   No Commission.

        The Investor has not paid any commission or other renumeration to any person for soliciting the exchange of the Class W Preferred Shares for the Class O Preferred Shares.

IV.    CONDITIONS OF THE INVESTOR'S OBLIGATIONS AT CLOSING.

        The Investor's obligations to effect the Closing under this Agreement are subject to the satisfaction or waiver by the Investor on or before the Closing of each of the following conditions:

  4.1   Class W Preferred Articles Supplementary.

        The Class W Preferred Articles Supplementary shall have been filed with and accepted for recording by the SDAT.

  4.2   Representations and Warranties.

        The representations and warranties of the Company contained in Article II shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

  4.3   Performance.

        The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

  4.4   No Material Adverse Change.

        After the date of this Agreement and through the Closing Date, there shall not have occurred any change or event that has had a Material Adverse Effect.

  4.5   Opinion of Company Counsel.

        The Investor shall have received (i) from Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, opinions substantially in the form attached hereto as Exhibits B-1 and B-2 and (ii) from Piper Rudnick LLP, counsel for the Company, an opinion in the form attached hereto as Exhibit C.

  4.6   Limited Waiver of Ownership Limitations.

        Subject to Section 6.9 hereof, the Board of Directors (or a duly authorized committee thereof) shall have duly adopted a resolution in the form of Exhibit D hereto, thereby waiving the application of the Ownership Limit (as used in Section 3.4.1 (A) of Article IV of the Charter and Section 10.1 (A) of Article Third of the Class W Preferred Articles Supplementary) to the Investor and its affiliates to the extent provided in such resolution.

  4.7   Amendment to Operating Partnership Agreement.

        The limited partnership agreement of the Operating Partnership shall have been amended to authorize the general partner of the Operating Partnership to cause the Operating Partnership, without the approval of any other partners of the Operating Partnership, to issue preferred partnership interests with economic attributes substantially identical to those of the Class W Preferred Shares, and the general partner of the Operating Partnership shall have caused such preferred partnership interests to have been issued to the Company or a direct or indirect wholly owned subsidiary thereof.

  4.8   Officer's Certificate.

        The Company shall have delivered to the Investor on the Closing Date a certificate or certificates, signed by an authorized officer of the Company to the effect that the facts required to exist by

Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.7 and, to the knowledge of the Company, Section 4.10 exist on such Closing Date.

  4.9   Proceedings.

        All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Investor; and the Investor shall have received copies of all documents which the Investor may reasonably request in connection with said transactions and copies of the records of all proceedings of the Company in connection therewith in form and substance reasonably satisfactory to the Investor.

  4.10 No Injunction.

        There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no actual or, to the knowledge of any party hereto, threatened action, suit, arbitration, inquiry, proceedings or investigation by or before any governmental authority, court or agency of competent jurisdiction, which would reasonably be expected to materially impair the ability of the Company or the Investor to consummate the transactions contemplated hereby or of the Company to issue the Class W Preferred Shares.

V.     CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING.

        The obligations of the Company to effect the Closing under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

  5.1   Representations and Warranties.

        The representations and warranties of the Investor contained in Article III shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

  5.2   Performance.

        The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

  5.3   Amendment to Operating Partnership Agreement.

        The limited partnership agreement of the Operating Partnership shall have been amended to authorize the general partner of the Operating Partnership to cause the Operating Partnership, without the approval of any other partners of the Operating Partnership, to issue preferred partnership interests with economic attributes substantially identical to those of the Class W Preferred Shares, and the general partner of the Operating Partnership shall have caused such preferred partnership interests to have been issued to the Company.

  5.4   No Injunction.

        There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no actual or, to the knowledge of any party hereto, threatened action, suit, arbitration, inquiry, proceedings or investigation by or before any governmental authority, court or agency of competent jurisdiction, which would reasonably be expected to materially impair the ability of the Company or the

Investor to consummate the transactions contemplated hereby or of the Company to issue the Class W Preferred Shares.

  5.5   Release by Investor.

        The Investor shall have delivered to the Company a release substantially in the form of Exhibit E that releases the Company from liability for its failure to comply with Section 6.10 of the Class O Cumulative Convertible Preferred Share Purchase Agreement, dated as of September 13, 2000, by and among the Company, the Operating Partnership and the Investor (the "Class O Purchase Agreement").

VI.   COVENANTS.

  6.1   Filing of Exchange Act Reports.

        After the date of this Agreement, the Company will timely file all documents required to be filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, and so long as any of the Class W Preferred Shares or the Common Shares remain issued and outstanding, shall provide to the Investor copies of all such documents, including, without limitation, all financial statements of the Company required to be filed with the Commission, except to the extent that such documents are available through the Commission's EDGAR system.

  6.2   Consultation and Related Rights.

        Until the earlier of (i) three years following the Closing Date or (ii) the date on which the Investor ceases to hold any Class W Preferred Shares, the Investor shall have the right to directly participate (within the meaning of 29 CFR 2510.3-101(d)(3)(ii)) in the management of the Company through and by the following rights and powers:

          (a)   The right to be consulted on the appointment and dismissal of (i) the chief operating officer and the chief financial officer, or any person or persons fulfilling similar duties, and the auditors and accountants for the Company and (ii) the General Partner, the chief operating officer and the chief financial officer, or any person or persons fulfilling similar duties, and the auditors and accountants for the Operating Partnership.

          (b)   The right to inspect the books and records of the Company and the Operating Partnership; provided, that all costs and expenses of such inspection shall be borne by the Investor; and provided, further, that the Investor shall keep such information confidential, except that the Investor may disclose such information to its employees and advisors as necessary in the management and operation of the Investor's business and investment in the Company and that, upon reasonable prior notice to the Company, the Investor may disclose such information as required by law.

          (c)   The right to be consulted concerning the development of the Company's and the Operating Partnership's annual strategic plan that incorporates a specific business strategy, an operating agenda, investment and disposition objectives, and capitalization and funding strategies.

          (d)   The right to be consulted concerning Major Transactions. "Major Transactions" means (i) any acquisition or disposition of any assets in any single transaction or any series of related transactions where the aggregate purchase price paid or received by the Company or the Operating Partnership exceeds $100,000,000 but not including asset transfers between or among the Company and any of its subsidiaries respecting which the Company has direct or indirect majority ownership or management control (including any such subsidiaries who are not consolidated with the Company for financial reporting purposes) or between or among such subsidiaries, (ii) a determination by the Company's Board of Directors to terminate the Company's status as a real estate investment trust pursuant to Sections 856 through 860 of the Code, (iii) any Change of

  Control (as defined in Section 6.4) initiated by the Company and in the response to any Change of Control not initiated by the Company and (iv) a determination by the Operating Partnership's General Partner to terminate the Operating Partnership's status as a limited partnership.

        From time to time, the Investor may notify the Company that it desires to exercise a right or rights specified in paragraphs (a) through (d) above. Upon receipt of such notice and for 90 days thereafter, the Company shall notify the Investor of any of the foregoing proposed actions for its consideration that relate to the rights so exercised by the Investor, together with information which sets forth in reasonable detail the background and reasons for such action, reasonably in advance (but in no event less than five business days) of the date any action would be required to be taken by or on behalf of the Company to permit the Investor to review the information and to provide its views to the Company. If the Investor exercises its right to be consulted concerning the development and preparation of the Company's annual operating budget and strategic plan, the Company shall present to the Investor a reasonably detailed operating budget and strategic plan for the upcoming calendar year of the Company. Notwithstanding the foregoing, the Company (i) shall not have any obligation to comply with any advice offered by the Investor in any consultation pursuant to this Section 6.2 (and the provisions of this Section 6.2 shall not be construed to create any approval rights over any matters) and (ii) will not be required to disclose material information to the Investor if, in the reasonable judgment of the Company, such disclosure would (a) require any public disclosure thereof or (b) jeopardize any proposed transaction.

  6.3   Maintenance of REIT Status.

        (a)   So long as any of the Class W Preferred Shares or the Common Shares remain issued and outstanding, the Company shall use its reasonable best efforts to continue to be taxed as a real estate investment trust pursuant to Sections 856 through 860 of the Code.

        (b)   If the Company shall fail to continue to be taxed as a real estate investment trust pursuant to Sections 856 through 860 of the Code (a "REIT-Repurchase Event"), the Investor shall have the right to require the Company, to the extent the Company shall have funds legally available therefor, to repurchase any or all of the Class W Preferred Shares held by the Investor at a repurchase price payable in cash in an amount equal to 105% of the liquidation preference thereof, plus accrued and unpaid dividends whether or not declared, if any (the "REIT-Repurchase Payment"), to the date of repurchase or the date payment is made available (the "REIT-Repurchase Date"), pursuant to the offer described in subsection (c) below (the "REIT-Repurchase Offer").

        (c)   Within 15 days following the Company becoming aware that a REIT-Repurchase Event has occurred, the Company shall mail by recognized overnight courier a notice to the Investor stating (i) that a REIT-Repurchase Event has occurred and that the Investor has the right to require the Company to repurchase any or all Class W Preferred Shares then held by the Investor in cash, (ii) the date of repurchase (which shall be a business day, no earlier than 30 days and no later than 60 days from the date such notice is mailed, or such later date as may be necessary to comply with applicable law), (iii) the repurchase price and (iv) the instructions determined by the Company, consistent with this subsection, that the Investor must follow in order to have its Class W Preferred Shares repurchased.

        (d)   On the REIT-Repurchase Date, the Company will, to the extent lawful, accept for payment Class W Preferred Shares or portions thereof delivered to the Company pursuant to the REIT-Repurchase Offer and promptly mail by recognized overnight courier or by wire transfer of immediately available funds to the Investor, as directed by the Investor, in an amount equal to the REIT-Repurchase Payment in respect of all Class W Preferred Shares or portions thereof so delivered.

        (e)   Notwithstanding anything else herein, to the extent they are applicable to any REIT-Repurchase Offer, the Company will comply with any federal and state securities laws, rules and regulations and all time periods and requirements shall be adjusted accordingly.

  6.4   Change of Control.

        (a)   If a Change of Control occurs, the Company shall, in its sole discretion, make an election to effect one of the following: (i) to the extent the Company shall have funds legally available therefor, the Company may offer to repurchase all of the Investor's Class W Preferred Shares at a repurchase price payable in cash in an amount equal to 102% of the liquidation preference thereof, plus accrued and unpaid dividends whether or not declared, if any (the "Repurchase Payment"), to the date of repurchase or the date payment is made available (the "Repurchase Date"), pursuant to the offer described in subsection (b) below (the "Repurchase Offer"), or (ii) the Company shall increase the Base Rate (as defined in the Class W Preferred Articles Supplementary) as contemplated by the definition of "Base Rate" contained in the Class W Preferred Articles Supplementary (a "Dividend Increase").

        (b)   Within 15 days following the Company becoming aware that a Change of Control has occurred, if the Company elects to make a Repurchase Offer, the Company shall mail by recognized overnight courier a notice to the Investor stating (i) that a Change of Control has occurred and that the Investor has the right to require the Company to repurchase any or all Class W Preferred Shares then held by the Investor in cash, (ii) the date of repurchase (which shall be a business day, no earlier than 30 days and no later than 60 days from the date such notice is mailed, or such later date as may be necessary to comply with the requirements of the Exchange Act), (iii) the repurchase price for the repurchase and (iv) the instructions determined by the Company, consistent with this subsection, that the Investor must follow in order to have its Class W Preferred Shares repurchased. If the Company elects to make a Repurchase Offer, then on the Repurchase Date, the Company will, to the extent lawful, accept for payment Class W Preferred Shares or portions thereof delivered to the Company pursuant to the Repurchase Offer and promptly mail by recognized overnight courier or by wire transfer of immediately available funds to the Investor, as directed by the Investor, payment in an amount equal to the Repurchase Payment in respect of all Class W Preferred Shares or portions thereof so delivered. To the extent that the Company cannot lawfully accept for payment any Class W Preferred Shares or portions thereof delivered to the Company pursuant to the Repurchase Offer, the Company shall effect a Dividend Increase with respect to such Class W Preferred Shares with the date of the notice mailed pursuant to this Section 6.4(b) being the date of the notice for purposes of calculating the Base Rate pursuant to the Class W Preferred Articles Supplementary.

        (c)   Within 15 days following the Company becoming aware that a Change of Control has occurred, if the Company elects to make a Dividend Increase, the Company shall mail by recognized overnight courier a notice to the Investor stating that a Change of Control has occurred and that the Company has elected to increase the Base Rate as contemplated by the definition of "Base Rate" contained in the Class W Preferred Articles Supplementary.

        (d)   Notwithstanding anything else herein, to the extent they are applicable to any Repurchase Offer, the Company will comply with any federal and state securities laws, rules and regulations and all time periods and requirements shall be adjusted accordingly.

        (e)   "Change of Control" means each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than the Investor or any of its affiliates) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 25% of the Company's outstanding capital stock with voting power, under ordinary circumstances, to elect directors of the Company; (ii) other than with respect to the election, resignation or replacement of any director designated, appointed or elected by the holders of the Class W Preferred Stock (each a "Preferred Director"), during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company (excluding Preferred Directors) (the "Incumbent Board") then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors the Company then in office; (iii) the Company or one of its Subsidiaries is not the general partner of the Operating Partnership; or (iv) (A) the Company consolidating with or merging into another entity or conveying, transferring or leasing all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity, or (B) any corporation consolidating with or merging into the Company, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting capital stock of the Company is reclassified or changed into or exchanged for cash, securities or other property; provided, however, that the events described in clause (iv) shall not be deemed to be a Change of Control (a) if the sole purpose of such event is that the Company is seeking to change its domicile or to change its form of organization from a corporation to a statutory business trust or (b) if (x) the holders of the exchanged securities of the Company immediately after such transaction beneficially own at least a majority of the securities of the merged or consolidated entity normally entitled to vote in elections of directors, (y) the chairman and the president of the Company immediately prior to the execution of the transaction agreement are the chairman and the president of the merged or consolidated company, and (z) the individuals who were members of the Incumbent Board immediately prior to the execution of the transaction agreement constitute at least a majority of the members of the board of directors of the merged or consolidated company.

  6.5   Fixed Charge Coverage; Limitation on Issuance of Additional Preferred Shares and Indebtedness.

        (a)   So long as the Investor owns Class W Preferred Shares with an aggregate liquidation preference of at least $25 million, without the written consent of the Investor, none of the Company, the Operating Partnership or any other subsidiary of the Company may issue any preferred securities of such entity or incur any additional indebtedness for borrowed money if the Company's ratio of aggregate EBITDA to aggregate Fixed Charges (calculated in a manner substantially similar to the calculation set forth on Exhibit F hereto) for the four fiscal quarters immediately preceding such issuance was less than 1.2 to 1.

        (b)   Within 45 days after the end of each quarter, the Company shall provide to Investor a certificate of the Company's chief financial officer, in substantially the form of Exhibit G hereto, certifying that the Company has complied with the covenant contained in Section 6.5(a) of this Agreement as of the last issuance of preferred securities or the incurrence of any additional indebtedness for borrowed money to occur during the quarter and which also provides a calculation in sufficient detail to support such conclusion.

        (c)   "EBITDA" for any period means the consolidated net income of the Company (before extraordinary income or gains) as reported in the Company's financial statements filed with the Securities and Exchange Commission (A) increased by the sum of the Company's share of the following (without duplication):

            (i)  all income and state franchise taxes paid or accrued according to Generally Accepted Accounting Principals ("GAAP") for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses except to the extent that such gains were not included in EBITDA),

           (ii)  all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount),

          (iii)  depreciation and depletion reflected in such reported net income,

          (iv)  amortization reflected in such reported net income including, without limitation, amortization of capitalized debt issuance costs (only to the extent that such amounts have not been previously included in the amount of EBITDA pursuant to clause (ii) above), goodwill, other intangibles and management fees, and

           (v)  any other non-cash charges or discretionary prepayment penalties, to the extent deducted from consolidated net income (including, but not limited to, income allocated to minority interests); and

  (B) decreased by an amount equal to $350 per year multiplied by the average number of the Company's ownership-adjusted share of apartment units during such period.

        (d)   "Consolidated Fixed Charges" for any period means the sum of the Company's share of the following:

            (i)  all interest expense paid or accrued in accordance with GAAP for such period (excluding financing fees and amortization of deferred financing fees and amortization of original issue discount),

           (ii)  preferred stock dividend requirements for such period, whether or not declared or paid, and

          (iii)  regularly scheduled amortization of principal during such period (other than any balloon payments at maturity).

  6.6   No Public Disclosure.

        Neither party to this Agreement, nor any affiliate of such party, will make any public disclosure concerning the transactions contemplated by this Agreement unless each of the parties hereto has been provided with a reasonable time to review such disclosure. Each party agrees that the Company may disclose the transactions contemplated by this Agreement in filings with the Commission and the New York Stock Exchange; provided that the Investor shall have been provided a reasonable time to review, and consult with the Company regarding, the disclosure.

  6.7   Participation Rights.

        (a)   (i) Subject to Section 6.9, if, during the 90 days immediately following the Closing Date, the Company grants, issues, sells, or agrees to grant issue or sell any preferred stock or preferred units of the Operating Partnership or any debt that is convertible into, or exchangeable for, equity securities of the Company or the Operating Partnership other than securities issued in exchange for the Class N Preferred Stock (the "Participation Securities"), for a consideration consisting solely of cash in a non-underwritten offering, then the Investor shall be entitled to purchase, upon the same terms and conditions as the other investors, an amount of Participation Securities equal to the lesser of (i) $100 million or (ii) the amount of the Participation Securities that are being purchased by the single largest investor (including its affiliates).

          (ii)   In connection with any issuance of Participation Securities, the Company shall either, (x) at least 10 business days prior to any such proposed issuance or sale of Participation Securities, mail by recognized overnight courier a notice to the Investor stating (i) that a proposed sale will occur and that the Investor has the right to participate pursuant to the provisions in subsection

  (a) above, (ii) the date of the proposed closing of the sale, (iii) the amount of Participation Securities that the Investor has the right to purchase, and (iv) the instructions determined by the Company, consistent with this Section 6.7, that the Investor must follow in order to purchase the Participation Securities on the same terms and conditions as the other investors, including the anticipated closing date for such issuance, or (y) within 2 business days after an issuance or sale of Participation Securities, mail by recognized overnight courier a notice to the Investor stating (i) that a sale has occurred and that the Investor has the right to purchase securities equivalent to the Participation Securities ("Equivalent Securities") pursuant to the provisions in subsection (a) above, (ii) the date of the closing of the sale, (iii) the amount of Equivalent Securities that the Investor has the right to purchase, and (iv) the instructions determined by the Company, consistent with this Section 6.7, that the Investor must follow in order to purchase the Equivalent Securities on the same terms and conditions as the other investors.

          (iii)  Within 5 business days after receiving the notice contemplated by clause (x) of subsection (a)(ii) above, the Investor must send a notice to the Company stating the amount of Participation Securities it elects to purchase. If the Investor fails to so notify the Company within such 5 business day period, the Investor shall have waived its right to purchase such Participation Securities under this Section 6.7.

          (iv)  Within 10 business days after receiving the notice contemplated by clause (y) of subsection (a)(ii) above, the Investor must send a notice to the Company stating the amount of Equivalent Securities it elects to purchase. If the Investor fails to so notify the Company within such 10 business day period, the Investor shall have waived its right to purchase such Equivalent Securities under this Section 6.7.

        (b)   (i) Subject to Section 6.9, if, during the 90 days immediately following the Closing Date, the Company intends to issue and sell any preferred stock or preferred units of the Operating Partnership or any debt that is convertible into, or exchangeable for, equity securities of the Company or the Operating Partnership (the "Underwritten Securities"), for a consideration consisting solely of cash in an underwritten offering, then the Investor shall be entitled to purchase Underwritten Securities in accordance with this subsection (b), upon the same terms and conditions as the other investors in the underwritten offering.

          (ii)   In connection with any issuance of Underwritten Securities, the Company and the underwriters of the underwritten offering shall notify the Investor of the Company's intent to issue Underwritten Securities prior to approaching any other potential investor. If the Investor desires to purchase Underwritten Securities in the underwritten offering, the Investor shall respond to the Company and the underwriters of the underwritten offering with an order for Underwritten Securities on or prior to the deadline set by the underwriters for responses by potential investors. If the Underwritten Securities are priced at a price equal to or less than the price in the Investor's order or if the Underwritten Securities have a dividend yield or interest rate equal to or greater than the dividend yield or interest rate set forth in the Investor's order, the Company shall direct the underwriters of the underwritten offering to allocate an amount of Underwritten Securities to the Investor equal to the lesser of (A) the amount of the Investor's order, (B) $50.0 million or (C) the total amount of Underwritten Securities that are being issued in the underwritten offering.

  6.8   Favorable Treatment.

        If, during the 60 days immediately following the date hereof, there is any change to any of the material terms of the Articles Supplementary relating to the Class N Preferred Stock or if any securities issued in exchange for the Class N Preferred Stock have material terms different from those contained in the Class N Preferred Stock on the date hereof, and such difference results in improved material terms for the holder of those securities (which may include, without limitation, a lower conversion, exchange, exercise or strike price per share, as the case may be, longer period of no-call protection, better financial or other covenants, greater dividend rate, greater liquidation preference, greater redemption payments, greater conversion rate, priority ranking or a greater change of control price), then the Company shall immediately notify the Investor in writing of such difference. The Investor shall have 10 business days following receipt of such notice to notify the Company that the Investor elects to (i) exchange all, but not a portion, of the Class W Preferred Shares owned by the Investor and its affiliates for, at the Investor's option, either (A) shares of Class N Preferred Stock or the securities issued in exchange for the shares of Class N Preferred Stock or (B) a new class of securities with terms equivalent to those of the Class W Preferred Shares and incorporating such improved terms, in either case with a value equal to the aggregate liquidation preference of the Class W Preferred Shares exchanged, plus accumulated and unpaid dividends thereon to the date of the exchange, and/or (ii) amend this Agreement so that the Investor's rights and obligations hereunder include such improved terms. Within 10 business days after receipt of notice from the Investor of such election, the Company shall effect such exchange and/or amendment. The Company hereby covenants to take all such actions as are reasonably necessary to effect such exchange and amendment in accordance herewith.

  6.9   Ownership Restriction.

        None of the Investor nor any of its controlled affiliates will, and the Investor will use commercially reasonable efforts to cause Security Capital Research & Management Incorporated ("SCR&M") and its controlled affiliates not to, either individually or in the aggregate, directly own (excluding beneficial ownership pursuant to outstanding conversion or similar rights) more than 9.8% of the Common Stock at any time outstanding. As used in this Section 6.9, "controlled affiliate" means any person that is controlled by the Investor or SCR&M, as applicable, and "control" means the ownership of a majority of the voting securities of such person, the ability to elect a majority of the directors of such person or the ability to control such person through contractual means.

  6.10 Listing of Common Shares.

        The Company covenants and agrees that it shall cause the Common Shares deliverable upon conversion of the Class W Preferred Shares to be listed on each securities exchange or quoted on each interdealer quotation system, if any, on which similar securities issued by the Company are then listed or quoted, no later than the date of such conversion.

  6.11 Operating Partnership Securities.

        The Company shall cause the Operating Partnership to issue preferred partnership interests with economic attributes substantially identical to those of the Class W Preferred Shares to the Company or a direct or indirect wholly owned subsidiary thereof and the Company shall cause the Operating Partnership to keep such partnership interests outstanding for so long as the Class W Preferred Shares are outstanding.

  6.12 Additional Class W Preferred Shares.

        The Company covenants and agrees that it shall not issue any additional Class W Preferred Shares to any party other than the Investor without the Investor's prior written consent.

  6.13 Parity Stock.

        So long as the Investor owns at least a majority of the then outstanding Class W Preferred Shares, if the Company proposes to take any action pursuant to the last paragraph of Section 3 of Article Third of the Series W Preferred Articles Supplementary, the opinion required to be delivered thereunder shall be delivered by a nationally recognized REIT tax counsel reasonably acceptable to the Investor.

VII. MISCELLANEOUS

  7.1   Survival of Warranties and Covenants.

        The warranties and representations of the Company and the Investor contained in or made pursuant to Articles II and III of this Agreement shall survive the Closing through and until the expiration of the statute of limitations applicable to each such warranty or representation. The covenants contained in or made pursuant to Article VI of this Agreement shall survive the Closing indefinitely, except for any provisions which expire by their terms. All other representations and warranties contained in or made in this Agreement shall survive the Closing for a period of three years. The representations and warranties contained in this Agreement shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

  7.2   Successors and Assigns.

        Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement. Without limiting the foregoing, no rights set forth in or under this Agreement may be transferred to any purchaser of Class W Preferred Shares or exercised by or on behalf of any person other than the Investor; provided, however, that the Investor's rights hereunder, other than those contained in Section 6.2, may be assigned to (i) an institutional investor to whom Investor transfers the Class W Preferred Shares, provided that the assignment of such rights shall be subject to the consent of the Company, which consent shall not be unreasonably withheld and (ii) Citigroup Global Markets Holdings Incorporated or another institutional lender pursuant to a bona fide pledge or upon foreclosure of any loan for which the Class W Preferred Shares have been provided as collateral.

  7.3   Acknowledgment.

        The Investor acknowledges that it has had the opportunity to exercise its rights under Section 6.3 of the Class O Purchase Agreement to its satisfaction.

  7.4   Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflict of law provisions thereof.

  7.5   Counterparts.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  7.6   Titles and Subtitles.

        The title and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

  7.7   Notices.

        Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) on the fifth business day after deposit with the United States Post Office, by registered or certified mail, postage prepaid, (c) on the next business day after dispatch via nationally recognized overnight courier or (d) upon confirmation of transmission by facsimile, all addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties. Notices should be provided in accordance with this Section at the following addresses:

        If to the Investor, to:

    Security Capital Preferred Growth Incorporated
    11 South LaSalle Street
    Chicago, Illinois 60603
    Attention: David E. Rosenbaum
    Facsimile (312) 345-5888

        with a copy to:

    Mayer, Brown Rowe & Maw LLP
    190 South LaSalle
    Chicago, IL 60603
    Facsimile: (312) 701-7711
    Attention: Edward J. Schneidman, Esq.

        If to the Company, to:

    Apartment Investment and Management Company
    4582 South Ulster Street Parkway
    Suite 1100
    Denver, Colorado 80237
    Facsimile: (303) 753-9538
    Attn: Terry Considine, Paul McAuliffe and Miles Cortez

        with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    300 South Grand Avenue, Suite 3400
    Los Angeles, California 90071
    Facsimile: (213) 687-5600
    Attn: Jonathan Friedman, Esq.

  7.8   Finder's Fees.

        Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. The Investor agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

  7.9   Expenses.

        Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Class W Preferred Articles Supplementary, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

  7.10 Amendments and Waivers.

        Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

  7.11 Severability.

        If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

  7.12 Entire Agreement.

        This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SECURITY CAPITAL PREFERRED GROWTH INCORPORATED
By:	/s/ DAVID ROSENBAUM
Name:	David Rosenbaum
Its:	Senior Vice President
APARTMENT INVESTMENT AND MANAGEMENT COMPANY
By:	/s/ PAUL J. MCAULIFFE
Name:	Paul J. McAuliffe
Its:	Executive Vice President and Chief Financial Officer
AIMCO PROPERTIES, L.P.
By:	AIMCO-GP, Inc., its General Partner
By:	/s/ PAUL J. MCAULIFFE
Name:	Paul J. McAuliffe
Its:	Executive Vice President and Chief Financial Officer

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